UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2011

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio		44092-2298
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On September 27, 2011, following the closing of the merger pursuant to which The Lubrizol Corporation became a wholly owned subsidiary of Berkshire Hathaway Inc., the Company gave notice of its termination of the Five-Year Credit Agreement, dated as of July 19, 2010 (“Credit Agreement”), among the Company, the Initial Lenders named therein, Citicorp Global Markets Inc. and KeyBank National Association, as co-lead arrangers and co-bookrunners, KeyBank National Association and The Royal Bank of Scotland plc, as co-syndication agents, Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as co-documentation agents, and Citibank, N.A., as agent.

The Credit Agreement provided the Company and its subsidiaries with an unsecured revolving credit facility of up to $500 million. No borrowings were outstanding under the facility at the time of termination, and the Credit Agreement terminated without penalty.

Certain of the lenders to the Credit Agreement and their affiliates have performed and, from time to time in the future, may engage in transactions with and perform commercial and investment banking and advisory services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: September 28, 2011	By:	/s/ Anthony M. Smits
	Name:	Anthony M. Smits
	Title:	Corporate Secretary and
Senior Corporate Counsel

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